                                  UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

 Check One): |X| Form 10-K | | Form 11-K 9 Form 20-F
                   | | Form 10-Q and Form 10-QSB |_| Form N-SAR

                  For Year Ended: December 31, 2011
                                    ---------------
                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended:__________

----------------------------------------------------------------------
            Read Instructions (on back page) Before Preparing Form.
                              Please Print or Type.

    Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
-----------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

-----------------------------------------------------------------------

                         PART I - REGISTRANT INFORMATION

                               PARADIGM OIL AND GAS, INC.
-----------------------------------------------------------------------
                             Full Name if Applicable

-----------------------------------------------------------------------
                            Former Name if Applicable

                   123 E. Market St. Murbank, Texas, 75147
-----------------------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

-----------------------------------------------------------------------

                       PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a)  The reasons described in reasonable detail in Part
III of this form could not be eliminated without
unreasonable effort or expense;

|X| (b)  The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the
fifteenth calendar day following the prescribed due
date; or the subject quarterly report or transition
report on Form 10-Q or Form 10-QSB or portion thereof
will be filed on or before the fifth calendar day
following the prescribed due date; and

(c)  The accountant's statement or other exhibit
required by Rule 12b-25(c) has been attached if
applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB,
20-F, 11-K, 10-Q, 10-QSB, NBSAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach Extra Sheets if Needed)

The Company is completing its 10-K and is submitting to the auditors for approval from the auditors to file.

                           PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

             Brian Kennedy            (903)              880-1161
             ----------                     -----------         ------------------
               (Name)           (Area Code)       (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)

     |X| Yes |_| No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          |  | Yes |x| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

-----------------------------------------------------------------------

                               PARAGIM OIL AND GAS, INC.
                                            -------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012                       By: /s/ Brian Kennedy
 ----------------                                  ---------------------------------
                                                           Brian Kennedy, CFO